CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 23, 2016 on the consolidated financial statements of Community First Bancshares, Inc. for the years ended December 31, 2015 and 2014, which appears in Equity Bancshares, Inc.’s Current Report on Form 8-K/A dated December 27, 2016. We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Erwin & Company

Erwin & Company
Little Rock, Arkansas
January 17, 2017